Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 31, 2009, relating to the consolidated financial statements of EPL Intermediate, Inc. appearing in the Annual Report on Form 10-K for the year ended December 31, 2008.

We consent to the use in this Registration Statement on Form S-4 of our report dated March 31, 2009 relating to the financial statements of El Pollo Loco, Inc. (which report expresses an unqualified opinion) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "EXPERTS" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
October 9, 2009